Provident Financial Services, Inc. Announces First Quarter Earnings and Declares Increased Quarterly Cash Dividend

ISELIN, NJ, April 29, 2016 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $21.0 million, or $0.33 per basic and diluted share for the three months ended March 31, 2016, compared to net income of $19.8 million, or $0.32 per basic and diluted share for the three months ended March 31, 2015.
Results of operations for the first quarter of 2016 were favorably impacted by growth in both average loans outstanding and average non-interest bearing deposits, along with growth in wealth management income. These factors helped mitigate the impact of compression in the net interest margin.
Christopher Martin, Chairman, President and Chief Executive Officer commented: “Our first quarter results were strong, as our core margin remained relatively stable, and we experienced solid loan and deposit growth. As we move into the second quarter, our loan pipeline remains at historically high levels with diversification among all loan types. With an increase in our cash dividend to $0.18 from $0.17 per share, Provident stockholders will be receiving a dividend yield of approximately 3.50%, based on our current stock price. We remain optimistic about the business climate for our markets as the regional economic outlook and local housing markets continue to show improvement.” Martin continued: “I applaud the efforts of our officers and employees who made it possible for Provident Bank to be named by Forbes as one of the best banks in America.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.18 per common share payable on May 31, 2016, to stockholders of record as of the close of business on May 13, 2016. The dividend is an increase of 5.9% from the prior quarter's regular cash dividend of $0.17 per common share.
Balance Sheet Summary
Total assets increased $114.5 million to $9.03 billion at March 31, 2016, from $8.91 billion at December 31, 2015, primarily due to a $100.5 million increase in total loans and a $12.9 million increase in total investments.
The Company’s loan portfolio increased $100.5 million, or 1.5%, to $6.64 billion at March 31, 2016, from $6.54 billion at December 31, 2015. Loan originations totaled $646.8 million and loan purchases totaled $28.6 million for the three months ended March 31, 2016. The loan portfolio had net increases of $84.2 million in multi-family mortgage loans, $45.7 million in commercial loans and $8.5 million in residential mortgage loans, partially offset by net decreases of $22.0 million in construction loans, $10.1 million in consumer loans and $5.9 million in commercial mortgage loans. Commercial real estate, commercial and construction loans represented 72.6% of the loan portfolio at March 31, 2016, compared to 72.1% at December 31, 2015.
At March 31, 2016, the Company’s unfunded loan commitments totaled $1.24 billion, including commitments of $555.1 million in commercial loans, $237.3 million in construction loans and $145.2 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2015 and March 31, 2015 were $1.15 billion and $1.28 billion, respectively.
Total investments increased $12.9 million, or 0.8%, to $1.53 billion at March 31, 2016, from $1.52 billion at December 31, 2015, largely due to purchases of mortgage-backed and municipal securities and an increase in unrealized gains on securities available for sale, partially offset by principal repayments on mortgage-backed securities, maturities of municipal and agency bonds and sales of certain mortgage-backed securities.
Total deposits increased $230.9 million, or 3.9%, during the three months ended March 31, 2016, to $6.15 billion. Total core deposits, which consist of savings and demand deposit accounts, increased $175.0 million to $5.36 billion at March 31, 2016, while time deposits increased $55.9 million to $795.6 million at March 31, 2016. The increase in core deposits was largely attributable to an $80.5 million increase in interest bearing demand deposits, a $78.3 million increase in money market deposits and a $20.0 million increase in savings deposits. The increase in time deposits was primarily due to a $54.5 million increase in brokered certificates of deposits. At March 31,

2016, total brokered deposits were $153.2 million. Core deposits represented 87.1% of total deposits at March 31, 2016, compared to 87.5% at December 31, 2015.
Borrowed funds decreased $137.5 million, or 8.1% during the three months ended March 31, 2016, to $1.57 billion, as shorter-term wholesale fundings were replaced by net inflows of deposits for the period. Borrowed funds represented 17.4% of total assets at March 31, 2016, a decrease from 19.2% at December 31, 2015.
Stockholders’ equity increased $18.1 million, or 1.5% for the three months ended March 31, 2016, to $1.21 billion, due to net income earned for the period and an increase in unrealized gains on securities available for sale, partially offset by dividends paid to stockholders. For the three months ended March 31, 2016, 146,245 shares of common stock were repurchased at an average cost of $18.45 per share, a portion of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At March 31, 2016, 3.2 million shares remained eligible for repurchase under the current authorization. Book value per share and tangible book value per share(1) at March 31, 2016 were $18.47 and $12.00, respectively, compared with $18.26 and $11.75, respectively, at December 31, 2015.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended March 31, 2016, net interest income increased $1.1 million to $63.1 million, from $61.9 million for the same period in 2015. The improvement in net interest income for the three months ended March 31, 2016 was primarily attributable to growth in average loans outstanding resulting from organic originations and an increase in average non-interest bearing demand deposits, partially offset by period-over-period compression in the net interest margin.
The Company’s net interest margin decreased six basis points to 3.11% for the quarter ended March 31, 2016, from 3.17% for the trailing quarter. The weighted average yield on interest-earning assets decreased four basis points to 3.66% for the quarter ended March 31, 2016, compared with 3.70% for the quarter ended December 31, 2015. The average yield on earning assets and net interest margin for the trailing quarter were favorably impacted by five basis points due to the accelerated recognition of $1.0 million of deferred income on a prepaid commercial loan. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2016 was 0.68%, a two basis point increase from the trailing quarter. The average cost of interest bearing deposits for the quarter ended March 31, 2016 was 0.32%, a one basis point increase from the quarter ended December 31, 2015. Average non-interest bearing demand deposits totaled $1.19 billion for the quarter ended March 31, 2016, compared with $1.17 billion for the quarter ended December 31, 2015. The average cost of borrowed funds for the quarter ended March 31, 2016 was 1.71%, compared with 1.65% for the trailing quarter.
The net interest margin decreased 13 basis points to 3.11% for the quarter ended March 31, 2016, compared with 3.24% for the quarter ended March 31, 2015. The weighted average yield on interest-earning assets decreased 12 basis points to 3.66% for the quarter ended March 31, 2016, compared with 3.78% for the quarter ended March 31, 2015, while the weighted average cost of interest bearing liabilities increased one basis point to 0.68% for the quarter ended March 31, 2016, compared with 0.67% for the first quarter of 2015. The average cost of interest bearing deposits for the quarter ended March 31, 2016 was 0.32%, compared with 0.31% for the same period last year. Average non-interest bearing demand deposits increased $133.6 million to $1.19 billion for the quarter ended March 31, 2016, compared with $1.05 billion for the quarter ended March 31, 2015. The average cost of borrowed funds for the quarter ended March 31, 2016 was 1.71%, compared with 1.82% for the same period last year.
Non-Interest Income
Non-interest income totaled $13.0 million for the quarter ended March 31, 2016, an increase of $2.7 million, or 26.4%, compared to the same period in 2015. Wealth management income increased $1.8 million to $4.3 million for the three months ended March 31, 2016, compared to $2.6 million for the same period in 2015. The increase in wealth management income was primarily attributable to fees earned from assets under management acquired in the MDE transaction, which closed on April 1, 2015. Other income increased $477,000 for the three months ended March 31, 2016, compared to the same period in 2015, primarily due to a $204,000 gain recognized on the sale of deposits resulting from a strategic branch divestiture and an increase in net gains on loan sales, partially offset by a decrease in net fees on loan-level interest rate swap transactions. Also contributing to the increase in non-interest income, fee income for the three months ended March 31, 2016 increased $407,000 to $6.5 million, compared to $6.1 million for the same period in 2015. This increase was largely due to a $481,000 increase in ATM and debit card revenue and a $343,000 increase in deposit related fees, partially offset by a $548,000 decrease in prepayment fees on commercial loans. Net gains on securities transactions increased $94,000 for the three months ended March 31, 2016, compared to the same period in 2015.
Non-Interest Expense
For the three months ended March 31, 2016, non-interest expense increased $1.4 million to $44.9 million, compared to the three months ended March 31, 2015. Compensation and benefits expense increased $1.8 million to $26.0 million for the three months ended March 31, 2016, compared to $24.2 million for the same period in 2015. This increase was principally due to an increase in salary expense associated with new employees added as a result of the MDE acquisition, additional salary expense related to annual merit increases and an increase in employee medical and retirement benefit costs, partially offset by lower stock-based compensation expense. Data processing expenses increased $218,000 to $3.2 million for the three months ended March 31, 2016, compared to the same period in 2015, largely due to an increase in software maintenance expense and electronic banking costs. Partially offsetting these increases in non-interest expense, net occupancy costs decreased $738,000 to $6.4 million for the three months ended March 31, 2016, compared to $7.2 million for the three months ended March 31, 2015, primarily due to a decrease in seasonal expenses resulting from a milder winter, combined with decreases in facilities and equipment maintenance expenses. Also, other operating expenses decreased $168,000 to $6.0 million for the three months ended March 31, 2016, compared to the same period in 2015, principally due to a decrease in attorney fees, a portion of which were related to the Company's loan asset recovery activities, partially offset by increases in business development and personnel recruitment expenses.
The Company’s annualized non-interest expense as a percentage of average assets(1) was 2.01% for the quarter ended March 31, 2016, compared with 2.07% for the same period in 2015. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income)(1) was 58.98% for the quarter ended March 31, 2016, compared with 60.14% for the same period in 2015.
Asset Quality
The Company’s total non-performing loans at March 31, 2016 were $50.6 million, or 0.76% of total loans, compared with $44.5 million, or 0.68% of total loans at December 31, 2015 and $50.9 million, or 0.83% of total loans at March 31, 2015. The $6.1 million increase in non-performing loans at March 31, 2016, compared with the trailing quarter, was due to a $4.5 million increase in non-performing commercial loans, a $2.0 million increase in non-performing residential mortgages and a $499,000 increase in non-performing multi-family loans, partially offset by a $1.1 million decrease in non-performing consumer loans. The increase in non-performing commercial loans was largely attributable to a single relationship secured by business assets. At March 31, 2016, impaired loans totaled $54.2 million with related specific reserves of $5.1 million, compared with impaired loans totaling $50.9 million with related specific reserves of $2.3 million at December 31, 2015. At March 31, 2015, impaired loans totaled $90.8 million with related specific reserves of $6.7 million.
At March 31, 2016, the Company’s allowance for loan losses remained unchanged at 0.94% of total loans from December 31, 2015, and decreased from 1.00% of total loans at March 31, 2015. The Company recorded a provision for loan losses of $1.5 million for the three months ended March 31, 2016, compared with a provision of $600,000 for the three months ended March 31, 2015. For the three months ended March 31, 2016, the Company had net charge-offs of $734,000, compared with net charge-offs of $1.2 million for the same period in 2015. The allowance for loan losses increased $767,000 to $62.2 million at March 31, 2016, from $61.4 million at December 31, 2015.
At March 31, 2016, the Company held $11.0 million of foreclosed assets, compared with $10.5 million at December 31, 2015. During the quarter, there were eight additions to foreclosed assets with a carrying value of $1.5 million and ten properties sold with a carrying value of $1.0 million. Foreclosed assets at March 31, 2016 consisted of $5.8 million of residential real estate, $5.1 million of commercial real estate and $156,000 of marine vessels. Total non-performing assets at March 31, 2016 increased $6.6 million, or 12.0%, to $61.7 million, or 0.68% of total assets, from $55.1 million, or 0.62% of total assets at December 31, 2015.

Income Tax Expense
For the three months ended March 31, 2016, the Company’s income tax expense was $8.7 million, compared with $8.4 million for the three months ended March 31, 2015. The increase in income tax expense was a function of growth in pre-tax income for the three months ended March 31, 2016. The Company’s effective tax rates were 29.4% and 29.8% for the three months ended March 31, 2016 and 2015, respectively.
About the Company
Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. The Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 29, 2016 at 10:00 a.m. Eastern Time to discuss highlights of the Company’s financial results for the quarter ended March 31, 2016. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at www.Provident.bank by going to Investor Relations and clicking on Webcast.
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, or supplemented by its quarterly reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, return on average tangible equity, annualized core non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes on page 8 which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2016 (Unaudited) and December 31, 2015
(Dollars in Thousands)

Assets	March 31, 2016	December 31, 2015

Cash and due from banks	$107,252	$100,899
Short-term investments	859	1,327
Total cash and cash equivalents	108,111	102,226

Securities available for sale, at fair value	984,206	964,534
Investment securities held to maturity (fair value of $491,349 at March 31, 2016 (unaudited) and $488,331 at December 31, 2015)	472,934	473,684
Federal Home Loan Bank Stock	72,135	78,181
Loans	6,638,127	6,537,674
Less allowance for loan losses	62,191	61,424
Net loans	6,575,936	6,476,250
Foreclosed assets, net	11,029	10,546
Banking premises and equipment, net	88,249	88,987
Accrued interest receivable	25,399	25,766
Intangible assets	425,260	426,277
Bank-owned life insurance	184,389	183,057
Other assets	78,526	82,149
Total assets	$9,026,174	$8,911,657

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$4,353,814	$4,198,788
Savings deposits	1,005,430	985,478
Certificates of deposit of $100,000 or more	389,985	324,215
Other time deposits	405,633	415,506
Total deposits	6,154,862	5,923,987
Mortgage escrow deposits	25,636	23,345
Borrowed funds	1,570,141	1,707,632
Other liabilities	61,413	60,628
Total liabilities	7,812,052	7,715,592

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 65,732,579 outstanding at March 31, 2016 and 65,489,354 outstanding at December 31, 2015	832	832
Additional paid-in capital	1,001,919	1,000,810
Retained earnings	517,365	507,713
Accumulated other comprehensive income (loss)	4,169	(2,546)
Treasury stock	(269,105)	(269,014)
Unallocated common stock held by the Employee Stock Ownership Plan	(41,058)	(41,730)
Common Stock acquired by the Directors' Deferred Fee Plan	(6,350)	(6,517)
Deferred Compensation - Directors' Deferred Fee Plan	6,350	6,517
Total stockholders' equity	1,214,122	1,196,065
Total liabilities and stockholders' equity	$9,026,174	$8,911,657

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months Ended March 31, 2016 and 2015 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Interest income:
Real estate secured loans	$44,233	$43,289
Commercial loans	14,952	13,439
Consumer loans	5,636	5,794
Securities available for sale and Federal Home Loan Bank stock	5,780	6,301
Investment securities held to maturity	3,331	3,396
Deposits, federal funds sold and other short-term investments	42	12
Total interest income	73,974	72,231

Interest expense:
Deposits	3,821	3,588
Borrowed funds	7,084	6,715
Total interest expense	10,905	10,303
Net interest income	63,069	61,928
Provision for loan losses	1,500	600
Net interest income after provision for loan losses	61,569	61,328

Non-interest income:
Fees	6,461	6,054
Wealth management income	4,311	2,558
Bank-owned life insurance	1,332	1,348
Net gain on securities transactions	96	2
Other income	818	341
Total non-interest income	13,018	10,303

Non-interest expense:
Compensation and employee benefits	26,030	24,201
Net occupancy expense	6,434	7,172
Data processing expense	3,245	3,027
FDIC Insurance	1,322	1,218
Amortization of intangibles	1,005	927
Advertising and promotion expense	879	761
Other operating expenses	5,963	6,131
Total non-interest expense	44,878	43,437
Income before income tax expense	29,709	28,194
Income tax expense	8,736	8,392
Net income	$20,973	$19,802

Basic earnings per share	$0.33	$0.32
Average basic shares outstanding	63,351,093	62,673,887

Diluted earnings per share	$0.33	$0.32
Average diluted shares outstanding	63,519,755	62,840,951

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the
	Three Months Ended
	March 31,
	2016	2015
STATEMENTS OF INCOME:
Net interest income	$63,069	$61,928
Provision for loan losses	1,500	600
Non-interest income	13,018	10,303
Non-interest expense	44,878	43,437
Income before income tax expense	29,709	28,194
Net income	20,973	19,802
Diluted earnings per share	$0.33	$0.32
Interest rate spread	2.98%	3.11%
Net interest margin	3.11%	3.24%

PROFITABILITY:
Annualized return on average assets	0.94%	0.94%
Annualized return on average equity	6.97%	6.94%
Annualized return on average tangible equity (2)	10.76%	10.67%
Annualized non-interest expense to average assets (3)	2.01%	2.07%
Efficiency ratio (4)	58.98%	60.14%

ASSET QUALITY:
Non-accrual loans	$50,649	$50,888
90+ and still accruing	—	—
Non-performing loans	50,649	50,888
Foreclosed assets	11,029	5,924
Non-performing assets	61,678	56,812
Non-performing loans to total loans	0.76%	0.83%
Non-performing assets to total assets	0.68%	0.67%
Allowance for loan losses	$62,191	$61,110
Allowance for loan losses to total non-performing loans	122.79%	120.09%
Allowance for loan losses to total loans	0.94%	1.00%

AVERAGE BALANCE SHEET DATA:
Assets	$8,960,605	$8,510,326
Loans, net	6,503,275	6,028,265
Earning assets	8,054,107	7,662,592
Core deposits	5,230,345	4,981,618
Borrowings	1,688,892	1,492,714
Interest-bearing liabilities	6,485,777	6,229,529
Stockholders' equity	1,210,210	1,157,078
Average yield on interest-earning assets	3.66%	3.78%
Average cost of interest-bearing liabilities	0.68%	0.67%

LOAN DATA:
Mortgage loans:
Residential	$1,263,699	$1,246,809
Commercial	1,710,182	1,689,287
Multi-family	1,318,251	1,070,926
Construction	309,656	274,001
Total mortgage loans	4,601,788	4,281,023
Commercial loans	1,480,002	1,243,783
Consumer loans	556,056	601,323
Total gross loans	6,637,846	6,126,129
Premium on purchased loans	6,011	5,386
Unearned discounts	(40)	(47)
Net deferred	(5,690)	(6,769)
Total loans	$6,638,127	$6,124,699

Notes - Reconciliation of GAAP to Non-GAAP Financial Measures - (Dollars in Thousands, except share data)

(1) Book and Tangible Book Value per Share
	At March 31,
	2016	2015
Total stockholders' equity	$1,214,122	$1,157,671
Less: total intangible assets	425,260	403,505
Total tangible stockholders' equity	$788,862	$754,166

Shares outstanding	65,732,579	65,171,983

Book value per share (total stockholders' equity/shares outstanding)	$18.47	$17.76
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$12.00	$11.57

(2) Return on Average Tangible Equity
	Three Months Ended
	March 31,
	2016	2015
Total average stockholders' equity	$1,210,210	$1,157,078
Less: total average intangible assets	425,897	404,091
Total average tangible stockholders' equity	$784,313	$752,987

Net income	$20,973	$19,802

Annualized return on average tangible equity (net income/total average stockholders' equity)	10.76%	10.67%

(3) Annualized Non-Interest Expense/Average Assets Calculation
	Three Months Ended
	March 31,
	2016	2015

Annualized non-interest expense	$180,498	$176,161
Average assets	8,960,605	8,510,326
Non-interest expense/average assets	2.01%	2.07%

(4) Efficiency Ratio Calculation
	Three Months Ended
	March 31,
	2016	2015
Net interest income	$63,069	$61,928
Non-interest income	13,018	10,303
Total income	76,087	72,231

Non-interest expense	44,878	43,437
Expense/income	58.98%	60.14%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2016			December 31, 2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$33,239	$42	0.50%	$21,688	$17	0.28%
Federal funds sold and other short-term investments	1,437	—	0.06%	1,528	—	0.03%
Investment securities (1)	474,130	3,331	2.81%	473,007	3,344	2.83%
Securities available for sale	965,490	4,886	2.02%	979,724	4,922	2.01%
Federal Home Loan Bank stock	76,536	894	4.70%	76,431	768	3.99%
Net loans: (2)
Total mortgage loans	4,543,468	44,233	3.87%	4,498,133	45,290	3.98%
Total commercial loans	1,399,478	14,952	4.25%	1,327,394	14,472	4.30%
Total consumer loans	560,329	5,636	4.04%	571,186	5,536	3.85%
Total net loans	6,503,275	64,821	3.97%	6,396,713	65,298	4.03%
Total Interest-Earning Assets	$8,054,107	$73,974	3.66%	$7,949,091	$74,349	3.70%

Non-Interest Earning Assets:
Cash and due from banks	98,510			91,341
Other assets	807,988			805,875
Total Assets	$8,960,605			$8,846,307

Interest-Bearing Liabilities:
Demand deposits	$3,051,598	$2,191	0.29%	$2,991,192	$2,109	0.28%
Savings deposits	991,038	285	0.12%	978,615	271	0.11%
Time deposits	774,249	1,345	0.70%	760,504	1,290	0.67%
Total Deposits	4,816,885	3,821	0.32%	4,730,311	3,670	0.31%

Borrowed funds	1,668,892	7,084	1.71%	1,674,876	6,948	1.65%
Total Interest-Bearing Liabilities	6,485,777	10,905	0.68%	6,405,187	10,618	0.66%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,187,709			1,170.255
Other non-interest bearing liabilities	76,909			76,082
Total non-interest bearing liabilities	1,264,618			1,246,337
Total Liabilities	7,750,395			7,651,524
Stockholders' equity	1,210,210			1,194,783
Total Liabilities and Stockholders' Equity	$8,960,605			$8,846,307

Net interest income		$63,069			$63,731

Net interest rate spread			2.98%			3.04%
Net interest-earning assets	$1,568,330			$1,543,904

Net interest margin (3)			3.11%			3.17%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.24x			1.24x

(1)	Average outstanding balance amounts shown are amortized cost.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2016			March 31, 2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$33,239	$42	0.50%	$18,842	$12	0.25%
Federal funds sold and other short term investments	1,437	—	0.06%	1,149	—	0.03%
Investment securities (1)	474,130	3,331	2.81%	473,374	3,396	2.87%
Securities available for sale	965,490	4,886	2.02%	1,071,853	5,437	2.03%
Federal Home Loan Bank stock	76,536	894	4.70%	69,109	864	5.07%
Net loans: (2)
Total mortgage loans	4,543,468	44,233	3.87%	4,210,152	43,289	4.11%
Total commercial loans	1,399,478	14,952	4.25%	1,212,557	13,439	4.46%
Total consumer loans	560,329	5,636	4.04%	605,556	5,794	3.88%
Total net loans	6,503,275	64,821	3.97%	6,028,265	62,522	4.16%
Total Interest-Earning Assets	$8,054,107	$73,974	3.66%	$7,662,592	$72,231	3.78%

Non-Interest Earning Assets:
Cash and due from banks	98,510			76,024
Other assets	807,988			771,710
Total Assets	$8,960,605			$8,510,326

Interest-Bearing Liabilities:
Demand deposits	$3,051,598	$2,191	0.29%	$2,944,909	$1,912	0.26%
Savings deposits	991,038	285	0.12%	982,592	245	0.10%
Time deposits	774,249	1,345	0.70%	809,314	1,431	0.72%
Total Deposits	4,816,885	3,821	0.32%	4,736,815	3,588	0.31%
Borrowed funds	1,668,892	7,084	1.71%	1,492,714	6,715	1.82%
Total Interest-Bearing Liabilities	$6,485,777	$10,905	0.68%	$6,229,529	$10,303	0.67%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,187,709			1,054.117
Other non-interest bearing liabilities	76,909			69.602
Total non-interest bearing liabilities	1,264,618			1,123,719
Total Liabilities	7,750,395			7,353,248
Stockholders' equity	1,210,210			1,157,078
Total Liabilities and Stockholders' Equity	$8,960,605			$8,510,326

Net interest income		$63,069			$61,928

Net interest rate spread			2.98%			3.11%
Net interest-earning assets	$1,568,330			$1,433,063

Net interest margin (3)			3.11%			3.24%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.24x			1.23x

(1) Average outstanding balance amounts shown are amortized cost.

(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.

(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/16	12/31/15	9/30/15	06/30/15	3/31/15
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	2.36%	2.33%	2.26%	2.28%	2.38%
Net loans	3.97%	4.03%	4.02%	4.08%	4.16%
Total interest-earning assets	3.66%	3.70%	3.66%	3.71%	3.78%

Interest-Bearing Liabilities:
Total deposits	0.32%	0.31%	0.31%	0.31%	0.31%
Total borrowings	1.71%	1.65%	1.61%	1.77%	1.82%
Total interest-bearing liabilities	0.68%	0.66%	0.65%	0.67%	0.67%

Interest rate spread	2.98%	3.04%	3.01%	3.04%	3.11%
Net interest margin	3.11%	3.17%	3.13%	3.17%	3.24%

Ratio of interest-earning assets to interest-bearing liabilities	1.24x	1.24x	1.24x	1.23x	1.23x